EXHIBIT 4(h)

DISTRIBUTOR AGREEMENT

THIS DISTRIBUTOR AGREEMENT ("Agreement") is entered into and effective as of February 1st, 2005 ("Effective Date") by and between Esthetics Plus Inc., an Alberta limited liability company ("EP") and ALDA Pharmaceuticals Corp., a British Columbia limited liability company ("ALDA").

Background

WHEREAS, ALDA manufactures a superior infection control product T36 disinfectant (the "Products"); and

Territory

WHEREAS, ALDA wishes to appoint EP and EP wishes to be appointed as ALDA’s exclusive distributor of the Products for resale to the Beauty Industry throughout all the provinces and territories within Canada save and except for the province of British Columbia which will be non-exclusive (the "Territory").

THEREFORE, ALDA and EP hereby agree as follows:

Grant of Distributorship

a)

On the terms provided herein, ALDA hereby appoints EP as its exclusive distributor in the Territory for the sale of the Products.

b)

The Distributor is entitled to sell any of the Products which it purchases from ALDA through a sales agent or to a sub-distributor provided that such sales agent or sub-distributors shall be entitled to distribute the Product subject to and in accordance with the terms of this agreement.

Term

Initial Term

Unless sooner terminated in accordance with the provisions hereof, this Agreement shall commence on the Effective Date and continue for a period of three (3) years thereafter (the "Initial Term").

Renewal Terms

a)

At the expiration of the Initial Term, this Agreement shall be automatically renewed from year to year unless either party serves written notice on the other not later than one hundred twenty (120) days prior to the expiration of the term then in effect of its desire to end this Agreement upon the expiration of such term.  The Initial Term plus any renewals or extensions of this Agreement pursuant to the previous sentence means the "Term."

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b)

In the event that ALDA should choose to terminate this contract at any time other than for cause per section fourteen (14), ALDA will repurchase, within thirty (30) days, all unsold Products in EP’s inventory sold to EP by ALDA in the previous six (6) months period at EP’S original cost from ALDA, plus ten (10) percent of the value of the last 6 months product purchased to compensate EP for efforts promoting ALDA Products in the Territory, financing costs and inventory warehousing.

EP’s General Obligations

EP shall:

(a)

use its best efforts to promote the sale of the products and make every effort to reach the sales targets agreed with ALDA and set out in Exhibit B within the Territory;

(b)

refrain from engaging, directly or indirectly, in the promotion, sale or distribution of any products which are competitive with, or which serve the same function as the Products;

(c)

refrain from engaging, directly or indirectly, in the promotion, sale or distribution of the Products outside of the Territory, unless agreed to by ALDA in writing;

(d)

actively prospect the territory, visit its clientele and prospective customers at regular intervals, and make every reasonable effort to increase the sales volumes of the products throughout territory;

(e)

undertake marketing activities such as exhibitions, conventions, advertising, training and teaching, which are relevant to the Beauty Industry and are sufficient to ensure maximum advantage to the sale of the products;

(f)

supply ALDA with all information relating to sales promotion, market situation, technical development, and sales of competitors products in territory;

(g)

comply with all legal requirements from time to time in force relating to the storage, promotion and sale of the products;

RESPONSIBILITIES OF ALDA Pharmaceuticals Corp.

ALDA shall:

a)

unless excused by circumstances beyond ALDA’s reasonable control in accordance with Section nine (9) hereof, promptly deliver to EP those Products for which EP places orders, by shipment to EP’s Edmonton warehouse and or such locations within the Territory as EP shall designate in accordance with section seven (7);

b)

refrain from selling any Products to any person in the Territory, other than EP, that is knowingly engaged in the business of selling products directly or indirectly to the Beauty Industry;

c)

on the signing of this agreement provide to EP a complete list of all past and current clients within the Territory which are directly related to the Beauty Industry, complete with the prices charged to them for the Products;

d)

inform all clients in the Territory which are directly related to the Beauty Industry in writing that EP is now exclusive distributor for the Products;

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e)

promptly refer to EP all leads, prospects, and related information which are directed to it or which it receives regarding potential purchasers of any Products within the Territory as may relate to the Beauty Industry;

f)

have the obligation to continue the manufacture of all or any of the products, and shall be entitled to make alterations to the specifications of the products as it may think fit;

g)

provide The Distributor with reasonable quantities of product literature, catalogues, technical data and other promotional material relating to products for use by The Distributor, all of which shall be in English and or French;

h)

provide training in the use and application of the Products at a mutually agreed location;

i)

provide suitably qualified representatives to assist in the marketing of the products to EP and its customers, provided that the assistance is mutually agreed to by EP and ALDA and that all costs of travel and accommodation incurred by ALDA in providing such assistance shall be borne by the ALDA.

Purchase of Products

The prices of the Products purchased shall be those prices listed on Exhibit A attached hereto (the "Current Product List").

Minimum Purchase Obligations

Each order shall not be less than one full skid 36 (thirty six) cases of the Product.

EP shall purchase Product equal to or more than the sales goals as outlined in Exhibit B.

Prices and Terms of Payment

Prices

For this agreement, for all Products listed on the Current Product List (Exhibit “A”), ALDA shall charge EP the prices indicated thereon, unless and until such prices are changed in accordance with the provisions hereof.  All prices stated are FOB ALDA’s warehouse in Burnaby, B.C. prices do not include transportation charges or insurances of any kind once the Product has left ALDA’s facilities in transit to EP’s Edmonton warehouse and or as such locations within the Territory as EP shall designate in accordance with section seven (7).

Price Changes

From time to time, ALDA may change the prices for its Products but only if it first gives EP written notice of any increase not less than sixty (60) days before the changes takes effect. In the event of any price increase, ALDA shall charge the unincreased price for any Products for which orders from EP are received by ALDA prior to the expiration of such sixty (60)-day notice period.

Advertising Allowance

Alda shall reimburse EP in the amount of $500.00 (five hundred) per quart for advertising costs directly related to T36 disinfectant.

Annually not to exceed $2,000.00 (two thousand dollars)

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Payment Terms

a)

Payment of the purchase price for Products delivered to EP by ALDA shall be net cash thirty-five (35) days.

b)

Late payments will be charged interest at a rate of 2% per month.

Currency

All payments for the Products shall be paid in Canadian currency.

Acceptance and Delivery

Acceptance

Each order placed by EP shall constitute a binding agreement on ALDA to sell and ship, and of EP to purchase and pay for, Products specified under the terms and conditions of this Agreement.

Inconsistent Terms in an Order

In the event any terms or conditions contained in EP's purchase order are inconsistent with the terms of this Agreement, such inconsistent terms or conditions in the order shall be null and void and shall not be binding on ALDA.

Shipment of Products

All Product shipments shall be made FOB ALDA and liability for loss or damage in transit, or thereafter, shall pass to EP upon ALDA’s delivery of Product to carrier for shipment.  ALDA may prepay / EP shall bear all costs of transportation and insurance and will promptly reimburse ALDA if ALDA prepays or otherwise pays for such expenses.  ALDA shall not be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, material or labor shortage, transportation contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe, lack of timely instructions or essential information from Distributor, or otherwise arisen out of causes beyond the control of the Company. Nor shall the Company at any time be liable for any incidental, special or consequential damages, whether based upon lost goodwill, lost resale profits, work stoppage, impairment of or breach of contract, negligence or such other actions as may be deemed or alleged to be the cause of a loss or damage to such a person by reason of any delay in shipment or the failure of ALDA to ship any Products.

Proprietary Rights

Use of Name and Trademarks

EP shall:

a)

not use the name, trademarks, trade names, and logos of ALDA in connection with the operation of the distributorship granted in this Agreement. EP may, however, indicate, in signs, advertising, publicity, or other sales or marketing media or materials, that it is an authorized dealer or distributor of ALDA’s Products. EP shall not use ALDA’s name in either its own corporate name or any fictitious business name.  All such uses of ALDA’s name and trademarks shall be strictly in accordance with ALDA’s written instructions as delivered to EP from time to time.

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b)

under no circumstances use the trade name or trade mark of ALDA in any manner which will injure or destroy the value of ALDA.  Upon termination of the agreement, the Distributor shall immediately cease all use of the ALDA name and make no reference of any nature that might create the impression that the Distributor continues to represent ALDA.

c)

make clear, in all dealings with customers and prospective customers, that it is acting as distributor of the products and not as agent of ALDA.

Confidential Information

During the term of this Agreement, EP will have access to certain pricing, technical, marketing and other confidential information of ALDA.  EP acknowledges that such confidential information comprises valuable trade secrets of ALDA is proprietary to ALDA.  EP shall hold such confidential information in strict confidence and shall not use or disclose the same except as required to perform its obligations under this Agreement. The foregoing obligation shall not extend to information which is or becomes public knowledge through no fault of EP or which is required to be disclosed by law.

Limited Warranty

a)

ALDA warrants that EP shall acquire Product purchased hereunder free and clear of all liens and encumbrances. ALDA further warrants all Product to be free from defects under normal use for a period of one year from the date of delivery.  However, in the event of such a claim all the relevant product and usage details, as specified by ALDA, must be made available to ALDA.  Products will not be replaced if deemed by ALDA to be defective due to incorrect handling or usage.

b)

In the event that it recalls any of its products, ALDA shall replace those Products with Products that do not have the defect that necessitated the product recall and bear with all costs related to the replacement of those Products.

c)

THIS CONSTITUTES THE SOLE WARRANTY MADE BY ALDA EITHER EXPRESSED OR IMPLIED. THERE ARE NO OTHER WARRANTIES EXPRESSED OR IMPLIED WHICH EXTEND BEYOND THE FACE HEREOF, HEREIN, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL ALDA BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES AND ALDA’S REMEDIES SHALL BE LIMITED TO REPAIR OR REPLACEMENT OF NONCONFORMING UNITS.

Indemnity

EP's Indemnification

EP shall indemnify ALDA and hold ALDA harmless from and against, and shall defend against, any and all claims and damages of every kind for injury to or death of any person or persons and for damage to or loss of property, arising out of or attributed, directly or indirectly, to the conduct, operations or performance of EP.

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ALDA’s Indemnification

ALDA shall:

a)

indemnify EP and hold EP harmless from and against, and shall defend against, any and all claims and damages of every kind arising out of any defects, failures, or malfunctions of any Product, except those caused by EP, or otherwise arising out of or attributed, directly or indirectly, to the conduct, operations, or performance of EP.

b)

at all times during the term hereof maintain product liability insurance with a reputable carrier reasonably satisfactory to EP covering all Products sold to EP in aggregate limits of at least $2,000,000 Canadian dollars per occurrence.  Evidence of such coverage shall be provided by ALDA upon demand by EP.

c)

indemnify EP and hold EP harmless from and against, and shall defend against any negligence or misconduct by ALDA or its directors, officers, employees, agents or others for whom it is at law responsible in the performance of ALDA’s obligations under this agreement.

Termination of Rights

Termination of Exclusivity

a)

ALDA may terminate the exclusivity of this agreement if EP fails to pay for orders from ALDA according to the terms of this agreement, upon giving EP at least thirty (30) days' written notice of the failure and its intention to terminate the exclusivity.  If EP cures the failure within thirty (30) days after receiving such notice, then EP's exclusivity as provided herein shall not terminate.

b)

In the event EP's exclusivity terminates in accordance with the provisions of Section 13 (a) and as long as EP is not in default of any other provision of this Agreement, then this Agreement shall continue in full effect; provided, however, EP's rights shall not be exclusive within the Territory, and ALDA shall be relieved of its obligations set forth in Section 5(b) and 5(e).

c)

ALDA may terminate the exclusivity of this agreement if EP fails to meet the minimum sales goals as outlined in Exhibit A according to the terms of this agreement, upon giving EP at least thirty days’ (30) written notice of failure and its intention to terminate exclusivity.  IF EP cures the failure within thirty (30) days after receiving such notice, then EP’s exclusivity as provided herein shall not terminate.

Termination of this Agreement

By ALDA

This Agreement may be terminated by ALDA at its option and without prejudice to any other remedy to which it may be entitled at law, in equity, or otherwise under this Agreement, in the event of any of the following circumstances:

a)

upon thirty (30) days' prior written notice and demand to cure from ALDA, if EP is in default in the performance of any material obligation under this Agreement; provided, however, if EP cures any such default within the 30-day notice period, then such notice shall be of no force or effect or

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b)

Immediately upon EP’s cessation of business, election to dissolve, dissolution, insolvency, failure in business, commission of an act of bankruptcy, general assignment for the benefit of creditors, or filing of any petition in bankruptcy or for relief under the provisions of applicable bankruptcy laws.

By EP

This Agreement may be terminated by EP at its option and without prejudice to any other remedy to which it may be entitled at law, in equity, or otherwise under this Agreement, in the event of any of the following circumstances:

a)

upon thirty (30) days’ prior written notice and demand to cure from EP if ALDA is in default in the performance of any material obligation under this Agreement; provided, however, if ALDA cures any such default within the 30-day notice period, then such notice shall be of no force or effect or

b)

immediately upon ALDA’s cessation of business, election to dissolve, dissolution, insolvency, failure in business, commission of an act of bankruptcy, general assignment for the benefit of creditors, or filing of any petition in bankruptcy or for relief under the provisions of applicable bankruptcy laws.

15.

Miscellaneous

Choice of Law

All disputes concerning the validity, interpretation, or performance of this Agreement and any of its terms or provisions, or of any rights or obligations of the parties hereto, shall be governed by and resolved in accordance with the laws of the British Columbia.

Arbitration

Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that any of said Agreement, or any part thereof, is invalid, illegal or otherwise voidable or void, shall be exclusively submitted to arbitration in accordance with the laws of British Columbia; provided, however, that this clause shall not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

Attorneys' Fees

If any arbitration or other legal action is initiated by either of the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees in addition to any other relief that may be awarded.

Assignment

This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

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Notices

All notices required or permitted by any provision of this Agreement shall be in writing and shall be deemed given and received for all purposes when addressed and delivered in writing by hand, facsimile, or two (2) days after being sent by overnight delivery providing receipt of delivery, as follows:

To: ALDA	ALDA Pharmaceuticals Corp. 635 Columbia Street New Westminster, B.C. V3M 1A7 Canada Attention: Terrance Owen Facsimile: 604 521 8322	To EP:	Esthetics Plus Inc. 6012 - 82 Avenue Edmonton, AB Canada T6B 0E7 Attention: Inge Hatheway Facsimile: 780.463.0324

or to such other addresses as the parties may from time to time designate in writing.

Survival

The provisions of Section ten (10) shall survive termination of this Agreement.

Waiver or Delay

No waiver by either party of any breach or series of breaches or defaults in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of either party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

Entire Agreement

This Agreement contains all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof.  No other agreements, oral or otherwise, shall be deemed to exist or to bind either of the parties hereto, and all prior agreements and understandings are superseded hereby.  This Agreement cannot be modified or changed except by written instrument signed by both of the parties hereto.

Titles

Titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

Severability

Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law.  Whenever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining part of the Agreement shall continue in full force and effect. If any tribunal or court of competent jurisdiction deems any provision hereof unenforceable, such provision shall be modified only to the extent necessary to render it enforceable and this Agreement shall be valid and enforceable and the parties hereto agree to be bound by and perform same as thus modified.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective the date first written above.

Esthetics Plus Inc.

By: “Jason Babiuk”

Name:

Jason Babiuk

Title: Sales/Marketing Manager

ALDA Pharmaceuticals Corp.

By: “Terrance G. Owen”

Name: Terrance G. Owen

Title: President & CEO

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EXHIBIT A

CURRENT PRODUCT LIST

PRODUCT CODE	PRODUCT NAME & DESCRIPTION	PRICE PER UNIT	UNITS PER CASE
1000 - TWV	T36® Disinfectant – 480 ml	$ 6.35	12
1000 – 4FTV	T36® Disinfectant – 4 litre	$25.65	4
1000 – S60	Hand Sanitizer – 60 ml	$ 1.29	24
1000 – S240	Hand Sanitizer – 240 ml	$ 3.19	12

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EXHIBIT B

MINIMUM SALES GOALS

MONTHS

1 to 12

FOUR (4) SKIDS OF 36 CASES OF PRODUCT PER QUARTER

13 to 24

FIVE (5) SKIDS OF 36 CASES OF PRODUCT PER QUARTER

25 to 36

SIX (6) SKIDS OF 36 CASES OF PRODUCT PER QUARTER

The Minimum Sales Goals for Months 25 to 36 of the Distribution Agreement dated February 23, 2007 between ALDA Pharmaceuticals Corp. and Esthetics Plus Inc. are agreed to as presented above.

Esthetics Plus Inc.

ALDA Pharmaceuticals Corp.

Per:

Per:

“Inge Hatheway”

“Terrance Owen”

Note:

Purchase volumes for year three (3) of this agreement will be negotiated 30 days prior to the second anniversary of this signed agreement.

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